Exhibit 10.2

TERMINAL STORAGE AND THROUGHPUT AGREEMENT

This TERMINAL STORAGE AND THROUGHPUT AGREEMENT (the “Agreement”) is made, entered into and effective as of January 15, 2004, by and between VALERO LOGISTICS OPERATIONS, L.P., a Delaware limited partnership (“VLI”), and VALERO MARKETING AND SUPPLY COMPANY, a Delaware corporation (“VMSC”).

INTRODUCTION

WHEREAS, VLI has entered into an agreement to purchase asphalt terminals and asphalt blending and related facilities in Rosario, New Mexico (near Santa Fe) and Catoosa, Oklahoma (near Tulsa) (each a “Terminal” and collectively, the “Terminals”);

WHEREAS, VMSC is engaged in the asphalt marketing business in New Mexico and Oklahoma; and

WHEREAS, upon the purchase of the Terminals, VLI desires to make available the Terminals to VMSC and perform the services set forth herein as reasonably requested by VMSC and VMSC desires to utilize the Terminals for the storage, blending and throughput of asphalt and asphalt related products.

AGREEMENT

NOW, THEREFORE, in and for consideration of the premises and mutual covenants contained herein, VLI and VMSC hereby agree as follows:

ARTICLE ONE

DEFINITIONS

For the purposes of this Agreement, the following definitions shall apply:

“Adjustment Year Index” means the Index published the month before the first day of the Contract Year in which an annual adjustment is to be made to the Throughput Fee.

“Agreement” means this Terminal Storage and Throughput Agreement, including all exhibits, schedules, and other attachments hereto, as each may be amended, supplemented or modified from time to time.

“Applicable Law” shall mean any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Arbitrable Dispute” means any and all disputes, Claims, counterclaims, demands, causes of action, controversies and other matters in question between VLI, and VMSC, arising out of or relating to this Agreement, the alleged breach hereof, the subject matter of this Agreement or the transactions contemplated hereby, and/or the relationship between VLI and VMSC created by this Agreement; provided, however, that the term Arbitrable Dispute shall not include any matter that is to be resolved in accordance with the procedures set forth in Section 4.6.

“Ardmore Refinery” means the refinery located at Ardmore, Oklahoma, which, as of the date hereof, is owned and operated by an affiliate of VMSC.

“Asphalt” means all vacuum tower bottoms produced at the Ardmore Refinery and all Asphalt Products produced at the McKee Refinery.

“Asphalt Products” means asphalt, asphalt base stocks, emulsion base stocks, polymer modified asphalt, and other asphalt-related products and materials.

“Base Year Index” means the Index published the month before first day of year prior to the Contract Year in which an annual adjustment is to be made to the Throughput Fee.

“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Commencement Date” means the date upon which VLI takes title to the Terminals.

“Contract Year” means the period beginning January 1st, and ending at the following December 31st of each calendar year; provided, however, the first Contract Year shall commence on the Commencement Date and terminate on December 31, 2004.

“Controlled Affiliates” means an entity that directly or indirectly through one or more intermediaries is controlled by Valero Energy Corporation (including, without limitation, VMSC), excluding the Partnership Parties and Subsidiaries. For the purposes of this definition, "control" (including with correlative meaning, the term “controlled by”), as used with respect to any such entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by agreement or otherwise.

“Day” means each period of twenty-four consecutive hours, beginning and ending at 7:00am, Central Time.

“Facilities” means the Terminals.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Index” means the average Consumer Price Index, All Items Indexes, All Urban Consumers applicable to Dallas, Texas, published by the Bureau of Labor Statistics of the United States Department of Labor, for the most recently completed twelve-month period immediately preceding the most current Contract Year. If a substantial change is made in the Index, then the Index shall be adjusted to reflect the value that would have been obtained if no such change has been made. If the Index is no longer published, then a reliable cost of living indicator from the United States Government or a reputable financial publication shall be substituted, and shall thereafter be deemed to be the Index for the purpose of calculating adjustments to the Throughput Fee or the Adjusted Throughput Fee.

“McKee Refinery” means the refinery located near Dumas, Texas, which, as of the date hereof, is owned and operated by an affiliate of VMSC.

“Partnership Parties” shall mean VLI, Valero L.P., Riverwalk Logistics, L.P., Valero GP, LLC, and Valero GP, Inc.

“Refineries” means, collectively, the Ardmore Refinery and the McKee Refinery.

“Shortfall” means, for any Contract Year, the excess of the Minimum Obligation, as such number may be reduced pursuant to Article 3, if any, over the volume of Asphalt Products actually Throughput during the Contract Year.

“Shortfall Obligation” means the amount of any Shortfall for a Contract Year expressed in tons, multiplied by the Throughput Fee in effect as of the last day of the Contract Year in question.

“Subsidiaries” means all entities in which VLI, directly or indirectly through one or more intermediaries has an ownership interest.

“Terminal” or “Terminals” has the meaning designated in the Introduction to this Agreement.

“Throughput” means the delivery into trucks, rail-cars, barges or other means of conveyance from storage at the Terminals of Asphalt Products on behalf of VMSC or VMSC’s customers. The quantity of Asphalt Products Throughput at the Terminals shall be measured in accordance with Article Seven.

“Throughput Fee” means the Base Throughput Fee, as adjusted by the Volume Incentive Discount, if any, plus any applicable Blending Fee, as adjusted by the Blending Volume Incentive Discount.

Other Definitions. The following terms used in this Agreement have the meaning provided in the article or section noted below:

Adjusted Throughput Fee	Section 4.5
Base Throughput Fee	Section 4.1
Blending Fee and
Blending Volume Incentive Discount	Section 4.3
Cure Period	Article 8
Defaulting Notice	Article 8
Defaulting Party	Article 8
Facilities	Section 2.1
Force Majeure and
Force Majeure Event	Section 12.2
Initial Term	Article 5
Minimum Obligation	Article 3
Non-Defaulting Party	Article 8
Notice of Dispute	Article 8
Throughput Shortfall	Section 4.6
Total Throughput	Section 4.6
Volume Incentive Discount	Section 4.2

ARTICLE TWO

FACILITIES AND OPERATIONS

2.1	VLI will, on a non-exclusive basis, receive, store, blend, handle and/or redeliver Asphalt Products at its Terminals in accordance with VMSC's reasonable requirements and will tender said Product to VMSC or its or its customers' carriers for shipment as directed by VMSC. VLI shall furnish and perform all labor, supervision and materials necessary for its timely and efficient performance of the receipt, storage handling, redelivery, and/or related operations pursuant to this Agreement and contemplated hereunder, which in all cases shall be conducted in accordance with generally accepted terminalling practices and in compliance with all Applicable Laws.

2.2	Delivery; Access. VMSC may deliver Asphalt Products to the Facilities by truck, railcar or barge delivery, as applicable, during the Terminal's operating hours. VMSC will retain responsibility for all dispatch services associated with delivery of Asphalt Products to and from the Terminal. VMSC and VLI will cooperate with each other in scheduling deliveries and receipts. VLI grants to VMSC and its employees, agents and representatives reasonable access at all times during the term of this Agreement to the Facilities, including ingress and egress to the Facilities through the Terminal premises. VLI grants VMSC's customers access to the Facilities including the loading rack(s), at all reasonable times for the purpose of receiving Asphalt Products.

2.3	Receipts; Loading. Receipts will be issued by VLI to VMSC or VMSC's customers for all Asphalt Products delivered to the Facilities by or for VMSC or its customers. Asphalt Products will be supplied into trucks and/or railcars at loading at a minimum temperature of 325F. During the asphalt season, Facilities are available 24 hours a day every day with the exception of regular holidays observed by VLI. Outside of the asphalt season, the Facilities will be made available at mutually agreed times.

2.4	Blending Services. At VMSC's request, VLI shall perform specified Asphalt Products blending services with components supplied by VMSC. With respect to such blending services:

(a)	VMSC shall provide VLI with all necessary blending components;

(b)	VMSC shall provide VLI with the desired blending formulations; and

(c)	VLI shall perform such blending services in accordance with the blending formulations provided by VMSC.

(d)	OTHER THAN THE WARRANTY SET FORTH IN THE PRECEDING SENTENCE, VLI MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING AS TO THE FORMULATIONS THEMSELVES OR AS TO THE COMPONENTS PROVIDED BY OR ON BEHALF OF VMSC AND INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND THAT OF FITNESS FOR A PARTICULAR PURPOSE.

2.5	Remedy. As VMSC’s sole remedy for a breach by VLI of its warranty set forth in Section 2.4, VLI shall reperform the blending services at no additional cost to VMSC, including in its reperformance the cost of any blending components the replacement of which results from VLI's failure to perform the blending service in accordance with the blending formulations provided by VMSC.

ARTICLE 3

MINIMUM OBLIGATION

3.1	Minimum Obligation. Subject to the provisions of this Agreement, VMSC agrees to Throughput an amount of Asphalt Products through the Terminals on an aggregate annual basis equal to a minimum of 18 ½% of all Asphalt produced at the Refineries during each Contract Year (the “Minimum Obligation”).

3.2	Adjusted Minimum Obligation. At all times during the term of this Agreement, VLI shall have the option to solicit and contract third-party throughput agreements to fill unused capacity at the Terminals. If VLI throughputs Asphalt Products on behalf of third parties, then: (i) the Minimum Obligation shall be adjusted such that the combined volume of the Throughput and third-party throughput volume at the Terminals in the aggregate is equal to 18 ½% of all Asphalt produced at the Refineries, and (ii) VLI shall provide VMSC with written notice of the amount of such third-party throughput volumes, which notice shall delivered to VMSC within 15 days of the end of the calendar quarter in which such throughput occurred. Additionally, if a Force Majeure Event at either Terminal prevents VMSC from Throughputing any amount of Asphalt Products, then the Minimum Obligation for the applicable Contract Year shall be reduced by an amount equal to the amount such Asphalt Products that VMSC could not Throughput due to the Force Majeure Event.

3.3	If this Agreement is terminated pursuant to Article 8 other than at the end of a Contract Year, the Minimum Obligation shall be prorated accordingly.

ARTICLE 4

FEES

4.1	Base Throughput Fee. Subject to terms of this Agreement, VMSC will pay VLI a throughput fee equal to $20.00 (as adjusted pursuant to Section 4.5, the “Base Throughput Fee”) per ton of Asphalt Products Throughput through the Terminals; provided, however, the Base Throughput Fee applicable to each Terminal shall not exceed the lowest terminal throughput fee then being paid by an unaffiliated third party at the applicable Terminal; provided further that if the third party throughput fee that is the basis for the Base Throughput Fee reduction is no longer in effect or is no longer less than the Base Throughput Fee, then the Base Throughput Fee shall immediately revert to the Base Throughput Fee prior to the reduction.

4.2	Volume Incentive Discount. For volumes of Asphalt Products that exceed 248,200 tons during any Contract Year, VMSC will receive a discount off the Base Throughput Fee of $10.00 per ton for each ton in excess of 248,200 tons (the “Volume Incentive Discount”).

4.3

Blending Fee. (a) In addition to the Base Throughput Fee, VMSC will pay to VLI a blending fee of $7.50 per ton for all polymer modified asphalt blending services performed under Section 2.4 of this Agreement (as adjusted pursuant to Section 4.5, the “Blending Fee”) provided, however, the Blending Fee applicable to each Terminal shall not exceed the lowest blending fee then being paid by an unaffiliated third party at the applicable Terminal; provided further that if the third party blending fee that is the basis for the Blending Fee reduction is no longer in effect or is no longer less than the Blending

Fee, then the Blending Fee shall immediately revert to the Blending Fee prior to the reduction .

(b)	For polymer modified asphalt blending services performed under Section 2.4 of this Agreement, VMSC will receive a discount off the Blending Fee of $2.50 per ton for each ton that VMSC is entitled to receive the Volume Incentive Discount pursuant to Section 4.2 of this Agreement (the “Blending Volume Incentive Discount”).

4.4	Payment of Throughput Fees. VLI shall invoice VMSC for Throughput Fees monthly within ten business days after the end of each calendar month for throughput and blending that occurred during the preceding calendar month. VMSC agrees to pay VLI within ten business days of receipt of VLI’s invoice.

4.5	Adjustments to Throughput Fees. At the beginning of each Contract Year, starting January 1, 2005, the Throughput Fee shall be recalculated using a factor that is 80% of the year-over-year percentage change in the Index (the “Adjusted Throughput Fee”). The year-over-year percentage change in the Index shall be calculated by taking the quotient of the Adjustment Year Index over the Base Year Index minus one. Under no circumstances will the Adjusted Throughput Fee for any given Contract Year ever be reduced to an amount that is less than the initial Throughput Fee, as applicable. Within 35 days after the beginning of each Contract Year, VLI shall send VMSC a statement setting forth its calculation of the fee adjustment and indicating what the Adjusted Throughput Fee will be for then-current Contract Year.

4.6	Certification and Shortfall Payment.

(a)	Certification. Not later than 45 days after the end of each Contract Year, the chief financial officer of VMSC shall deliver a certificate (the “Certificate”) certifying whether or not there has been a Shortfall with respect to such Contract Year and if so, the amount of any Shortfall Obligation that VMSC is obligated to pay with respect to such Contract Year pursuant to Section 4.6(e). The Certificate shall further set forth calculations and other information evidencing compliance with Article 3.

(b)

Review of Information. During the 45-day period following receipt of the Certificate, VLI and its independent public accountants will be permitted to review the accounting records of VMSC and any applicable Controlled Affiliates, any working papers of independent public accountants of VMSC and its Controlled Affiliates prepared in connection with the Certificate and such additional information as VLI or its independent public accountants shall reasonably request for the purpose of determining whether VMSC has correctly calculated whether there is a Shortfall with respect to the Contract Year covered by the Certificate and, if so, the amount of any Shortfall Obligation for such Contract Year. In this connection, VMSC and VLI and their respective independent public accountants shall, and VMSC shall cause its Controlled Affiliates to, cooperate with each other.

(c)	Notice of Disagreement. If, in connection with the period of review and consultation provided for in Section 4.6(b), VLI has reason to believe that VMSC has not correctly calculated the amount of any Shortfall or Shortfall Obligation with respect to such Contract Year in accordance with this Agreement, then within 45 days following receipt of the Compliance Certificate, VLI may give VMSC a written notice of its disagreement (a “Notice of Disagreement”). Any Notice of Disagreement shall specify in reasonable detail VLI’s calculation of the Shortfall and Shortfall Obligation. If a Notice of Disagreement is received by VMSC in a timely manner, then the determination of whether VMSC has correctly calculated the amount of any Shortfall or Shortfall Obligation with respect to such Contract Year in accordance with this Agreement, and, if it has not, the amount of the Shortfall or Shortfall Obligation, shall become final and binding upon all parties hereto on either (i) the date the chief financial officers of VMSC and the general partner of VLI (on behalf of VLI) resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm pursuant to Section 4.6(d), as applicable. In the event a Notice of Disagreement is not delivered by VLI or timely received by VMSC, then the Compliance Certificate will automatically be deemed accepted by VLI and accurate and shall become final and binding upon all parties hereto at 11:59 p.m. on the 45th day after delivery of the Compliance Certificate from VMSC to VLI.

(d)

Settling of Disagreements. If a Notice of Disagreement is timely delivered to VMSC, within 15 days thereafter, the chief financial officers of VMSC and the general partner of VLI (on behalf of VLI) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences which they may have with respect to matters specified in the Notice of Disagreement. During the 30-day period following delivery of the Notice of Disagreement, VMSC and its independent public accountants shall have access to the working papers of VLI, the Partnership Parties and Subsidiaries relating to the Notice of Disagreement and the working papers of their independent public accountants prepared in connection with or relating to the Notice of Disagreement. If such differences are not resolved within 30 days following delivery of the Notice of Disagreement, either VMSC or VLI may, submit to a dispute resolution group of an independent public accounting firm (the “Accounting Firm”) for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement, in the form of a written brief. The scope of the Accounting Firm’s review shall include determining whether there has been a Shortfall with respect to such Contract Year and, if so, the amount of the Shortfall Obligation with respect to such Contract Year. The Accounting Firm shall be a nationally recognized independent public accounting firm as shall be agreed upon by VMSC and VLI in writing. The Accounting Firm’s decision shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 4.6(d). The parties agree to use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days following submission. The parties agree that judgment may be entered upon the determination of the Accounting Firm in any District Court in Bexar County, Texas. The fees and expenses of the Accounting Firm shall be borne by VMSC and VLI in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. Any fees and disbursements of independent public accountants of VMSC or VLI incurred in connection with their preparation or review of the Compliance Certificate or the Notice of Disagreement shall be borne by the party retaining such independent public accountants.

(e)	If it is finally determined pursuant to this Section 4.6 that there is a Shortfall Obligation with respect to any Contract Year VMSC shall promptly pay such Shortfall Obligation to VLI.

4.7	Utility Reimbursement. In addition to the Throughput Fees, VMSC shall reimburse VLI monthly VMSC’s proportionate share (based on the volume of Asphalt Products stored at the Terminal for the month in question) of the cost of utilities (including electricity, natural gas and water) actually incurred by VLI for the month preceding the month of invoice to the extent that the use of the utilities relates to the services provided to VMSC pursuant to this Agreement.

4.8	Late Charge. VLI reserves the right to assess a late charge on any payment hereunder (or undisputed portion thereof) which is more than 30 days past due. Such late charge shall not exceed the lesser of (a) ten percent (10%) per annum or (b) the maximum interest rate permitted by applicable law for agreements of this nature.

ARTICLE 5

TERM

Subject to early termination pursuant to Article 8, the initial term of this Agreement (the “Initial Term”) shall commence on the Commencement Date and shall continue through December 31, 2008; provided, however, if VLI has not taken title to the Terminals on or before March 1, 2004, this Agreement shall automatically terminate. Following the Initial Term, this Agreement shall automatically renew for consecutive 12-month terms unless either party provides the other with at least 365 days’ prior written notice of its election to terminate this Agreement such termination to take effect at the end of the Initial Term or any renewal term, as applicable.

ARTICLE SIX

TITLE AND RISK OF LOSS

6.1	Title. VMSC shall retain title to all Asphalt Products delivered by it to the Terminal. Care, custody and control of Asphalt Products shall pass to VLI at the inlet to the storage tanks and shall remain with VLI until such Asphalt Products are delivered to VMSC or its customers (or their carriers) by VLI.

6.2	No Security Interest. VLI shall not create, incur or suffer to exist any pledge, security interest, lien, levy or other encumbrance of or upon any of the Asphalt Products delivered by VMSC to the Terminal. VMSC shall not create, incur or suffer to exist any pledge, security interest, lien, levy or other encumbrance of or upon any of the Facilities.

ARTICLE SEVEN

MEASUREMENT

7.1

Measurement Procedures; Loss Allowance. Measurement shall be in accordance with VLI’s standard measurement procedures, which shall be in accordance with applicable API standards. For receipt acknowledgment, the tank upgauge at the storage tanks and/or certified weight scale, mutually agreed between the parties shall be used. For delivery acknowledgment and measurement of Throughput, a certified weight scale mutually agreed between the parties shall be used. A loss allowance of 0.5% on all volumes Throughput through the Terminals shall be permitted. Throughput Fees charged for Asphalt Products where there are losses in excess of 0.5% (measured as the difference between volumes delivered into the storage tanks and volumes delivered to VMSC, its customer or its carriers) will be adjusted accordingly.

7.2	Measurement Records. VLI shall keep accurate records of the receipt, storage and delivery of Asphalt Products hereunder and, subject to the loss allowance provided in Section 7.1, shall account for Asphalt Products at such time and in such manner as shall be reasonably requested by VMSC.

ARTICLE EIGHT

DEFAULT PROVISIONS

Except as otherwise specifically provided for under the terms of this Agreement, if either party fails to perform any of the covenants or obligations imposed on it by this Agreement (the “Defaulting Party”), then the party to whom the covenant or obligation was due (the “Non-Defaulting Party”) may (without waiving any other remedy for breach hereof), notify in writing the Defaulting Party, stating specifically the nature of the default (the “Default Notice”). The Defaulting Party will have 30 days after receipt of the Default Notice (the “Cure Period”) in which to remedy the cause or causes stated in the Default Notice, or provide adequate security to fully indemnify the Non-Defaulting Party for any and all consequences of the breach, or to dispute the claim of breach. If the Defaulting Party disputes the claim of breach (“Notice of Dispute”), then the Defaulting Party shall notify the Non-Defaulting Party in writing of its dispute within ten days after receipt of the Default Notice. If the Defaulting Party either cures the default or provides adequate security within the Cure Period or delivers a Notice of Dispute in a timely manner, then this Agreement shall remain in full force and effect pending resolution of such dispute with respect to a default addressed by the Defaulting Party. If the Defaulting Party fails to cure the default, to provide adequate security, or timely deliver a Notice of Dispute, or the parties are unable to resolve a dispute addressed in a Notice of Dispute within 60 days after receipt of the Notice of Dispute, then the Non-Defaulting Party may terminate this Agreement immediately upon giving written notice of termination to the Defaulting Party.

ARTICLE NINE

INDEMNIFICATION

9.1	Indemnity. To the fullest extent permitted by law and except as specified otherwise elsewhere in the Agreement:

a)	VMSC shall defend, indemnify and hold harmless VLI, its partners and its and their directors, officers, employees and agents from and against any loss, damage, claim, suit liability, judgment and expense (including attorneys fees and other costs of litigation) arising out of injury, disease or death of any persons, damage to or loss of any property, or fines or penalties to the extent caused by or resulting from negligence of VMSC, its employees or agents, in the exercise of any of the rights granted hereunder or in the operations, loading or unloading of any motor vehicle, barge, railcar or other conveyance owned or hired by VMSC, its employees or agents except to the extent that such injury, death, damage to or loss of property or fine or penalty may be caused by or resulting from negligence on the part of VLI, its employees or agents.

b)	VLI shall defend, indemnify and hold harmless VMSC, its directors, officers, employees and agents from and against any loss, damage, claim, suit, liability, judgment and expense (including attorneys fees and other costs of litigation) arising out of injury, disease or death of any persons, damage to or loss of any property or fines or penalties to the extent caused by or resulting from negligence of VLI, its partners and its and their directors, employees or agents, in the performance of this Agreement, except to the extent that such injury, death, damage to or loss of property may be caused by or resulting from negligence on the part of VMSC, its employees or agents.

9.2	Term of Indemnity. The indemnification set forth in this Article Nine shall survive the termination of this Agreement for a period of two (2) years.

9.3	Notice. VMSC or VLI, as soon as practicable after receiving notice of any suit brought against it within this indemnity, will furnish to the other party full particulars and shall render all reasonable assistance requested by the other party in the defense.

9.4	No Consequential Damages. In no event, however, shall either party be liable to, and each hereby waives all rights to recover from, the other for any special, incidental, consequential, indirect, punitive, or exemplary damages of any type or character, including loss of use, feedstock, or raw materials, loss of contract, loss of profits or revenue (whether known or speculative) or business interruption loss, however caused, or for Claims caused by, resulting from, or arising out of negligence, breach of contract, breach of warranty, strict liability in tort, or any other cause of action that either party may have against the other.

ARTICLE TEN

AUDIT

Each party’s authorized representatives shall have access, during regular business hours and upon reasonable notice, to such of the other party’s records regarding deliveries and shipments made pursuant to this Agreement and Asphalt produced by the Refineries, including data stored in computers and other memoranda, as may pertain to volumes, measuring devices, and other similar records which would verify Asphalt production, transactions, deliveries, product movements, and meter calibrations and adjustments made pursuant hereto. Additionally, VMSC and its authorized representatives shall have access, during regular business hours and upon reasonable notice, to VLI’s (including the Partnership Parties and Subsidiaries) records regarding third-party throughput fees and charges to confirm VLI’s compliance with pricing provisions of Section 4.1. The aforementioned audit rights shall be exercisable during the initial term of the Agreement and any renewal terms, and for a period of two (2) years after the termination of this Agreement.

ARTICLE ELEVEN

TAXES; INDEMNITY

11.1	VMSC’s Obligations. VMSC will pay, or cause to be paid, and shall indemnify and defend VLI and VLI’s affiliates and partners from and against, all taxes and assessments lawfully levied and imposed with respect to the Asphalt Products throughput and/or stored hereunder.

11.2	VLI’s Obligations. VLI will pay, or cause to be paid, and shall indemnify and defend VMSC and VMSC’s affiliates from and against, all taxes and assessments lawfully levied and imposed with respect to its ownership and/or operation of the Terminals.

ARTICLE TWELVE

FORCE MAJEURE

12.1	Declaration of Force Majeure Event. Except for VMSC’s obligation to pay VLI the monetary amounts provided for in this Agreement, neither party shall be liable to the other for any failure, delay, or omission in the performance of its obligations under this Agreement, or be liable for damages, for so long as and to the extent such failure, delay, omission, or damage arises directly or indirectly from a Force Majeure occurrence and this Agreement shall not be extended by such period of Force Majeure delay.

12.2

Force Majeure Defined. A “Force Majeure Event” includes, but is not limited to, the following events to the extent beyond the reasonable control of the party affected by such event: an act of God; fire; flood; hurricane; explosion; accident; act of the public enemy; riot; sabotage; epidemic; quarantine restriction; strike, lockout, or other industrial disturbance or dispute or difference with workers; labor shortage; civil disturbance; compliance with a request, recommendation, act, rule, regulation or order of a federal, state or local government, and agency thereof or other authority having or purporting to have jurisdiction; operational restriction of facilities; unanticipated or emergency shutdowns or turnaround for maintenance and repair; the freezing or plugging of lines of pipe; failure, destruction, or breakdown of facilities or equipment; the necessity for making repairs to or alterations of machinery or pipelines; the unavailability, interruption, or curtailment of firm gas transportation services provided by third-party transporters; or, any other cause or causes beyond the reasonable control of the party experiencing the occurrence, whether similar or not to those listed. The settlement of strikes or differences with workers shall be entirely within the discretion of the party experiencing the occurrence.

12.3	Notice of Force Majeure Event. If either party finds it necessary to declare Force Majeure, then as soon as reasonably possible after the occurrence of Force Majeure, such party shall immediately notify the other party, first by telephone or facsimile, and then promptly by mail or overnight express courier, giving reasonably full details of such occurrence and its estimated duration. The cause of such Force Majeure occurrence shall, only if the affected party deems it reasonable and economic, be remedied with all reasonable dispatch and the other party shall be notified either of the date so remedied or the decision not to remedy as soon as practicable.

ARTICLE THIRTEEN

GENERAL PROVISIONS

13.1	VMSC Intention as to Refineries. VMSC represents to the VLI that, as of the date of this Agreement, it does not intend to close or dispose of either of the Refineries or to cause any changes that would have a material adverse effect on the operation of either of the Refineries. Furthermore, any such sale of one or more of the Refineries shall not eliminate or diminish VMSC’s obligations under Article 3.

13.2	Notice. All notices provided for or required to be given under this Agreement shall be in writing and delivered, with postage or delivery charges prepaid, by U.S. certified or registered mail, hand-delivery, facsimile, nationally recognized overnight express courier, or electronic transmission, addressed to the party at the respective addresses or numbers stated below, or such other addresses or numbers as each shall designate in writing to the other party:

If to VLI by U.S. Mail or Fax:

VALERO LOGISTICS OPERATIONS, L.P.

P.O. Box 696000

San Antonio, Texas 78269-6000

Attention: President

Fax: (210) 370-2943

If to VLI by Hand Delivery or Express Courier:

VALERO LOGISTICS OPERATIONS, L.P.

One Valero Place

San Antonio, Texas 78212

Attention: President

If to VMSC by U.S. Mail or Fax:

Valero Marketing and Supply Company

P.O. Box 500

San Antonio, Texas 78292

210-370-2646

Attention: Vice President-Asphalt Marketing

If to VMSC for Hand Delivery or Express Courier:

One Valero Way

San Antonio, Texas 78249

Attention: Vice President-Asphalt Marketing

13.3	Applicable Laws. This Agreement is subject to and each party shall comply with all Applicable Laws. If this Agreement or any provision of it is found contrary to or in conflict with any such Applicable Laws, this Agreement shall be deemed modified to the extent necessary to comply with same.

13.4	Governing Law. The interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the choice of law doctrine of the State of Texas.

13.5	Successors; Assignability. The provisions of this entire Agreement shall be binding upon the respective successors and assigns and successive assigns of each of the parties hereto. Neither party may assign this Agreement to a third party without the prior consent of the other party, which consent may not be unreasonably withheld, delayed, or conditioned; provided, however, that without the consent of the other party, either party may assign its rights and obligations under this Agreement to its parent entity, subsidiary, or affiliate.

13.6	Headings; Reference. The headings appearing at the beginning of each article are inserted solely for convenience and shall never be considered or given any effect in construing any provision of this Agreement, or in determining the duties, obligations or liabilities of the respective parties or in ascertaining the intent, if any questions of intent should arise.

13.7	Waivers. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

13.8	Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

13.9

Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section will control the rights and obligations of the parties. Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a party (“Claimant”) serving written notice on the other party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30 day period, Claimant shall petition to the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of VMSC, VLI or any of their affiliates and (b) have not less than seven years experience in the energy industry. The hearing will be conducted in San Antonio, Texas and commence within 30 days after the selection of the third arbitrator. VMSC, VLI and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind.

13.10	Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding these matters. No variation, modification or change of the Agreement shall be binding upon either party unless contained in a written instrument executed by a duly authorized representative of each of the parties.

Effective as of the date first written above.

VALERO LOGISTICS OPERATIONS, L.P.
By: Valero GP, Inc., its General Partner

By:	/s/ CURTIS V. ANASTASIO

Curtis V. Anastasio, President and CEO

VALERO MARKETING AND SUPPLY COMPANY

By:	/s/ MICHAEL T. STONE

Michael T. Stone, Vice President